Monster Worldwide Announces Share Repurchase Plan

New York, November 10, 2005 - Monster Worldwide, Inc. (NASDAQ: MNST), parent company of Monster®, the leading global online careers and recruitment resource, today announced that its Board of Directors has approved a share repurchase plan. Under terms of the plan, Monster Worldwide is authorized to purchase up to $100 million of its shares of Common Stock in the open market or otherwise from time to time over a 30-month period as conditions warrant.  As of October 31, 2005, Monster Worldwide had 118,340,064 shares of Common Stock and 4,762,000 shares of Class B Common Stock outstanding.

“Our decision to initiate a share repurchase plan reflects the Company’s strong financial performance and our confidence in Monster’s growth prospects,” said Andrew J. McKelvey, Chairman and CEO.  “Monster Worldwide is committed to creating long-term value for its shareholders.  Our healthy balance sheet and strong cash flow provide the opportunity to invest globally in growing our business while also driving value to shareholders through share repurchases.”

About Monster Worldwide

Founded in 1967, Monster Worldwide, Inc. is the parent company of Monster, the leading global online careers and recruitment resource. The Company also owns TMP Worldwide, one of the world’s largest Recruitment Advertising agency networks. Headquartered in New York with approximately 4,800 employees in 26 countries, Monster Worldwide (NASDAQ: MNST) is a member of the S&P 500 Index. More information about Monster Worldwide is available at www.monsterworldwide.com.

About Monster

Monster is the leading global online careers and recruitment resource.  A division of Monster Worldwide, Monster was founded in 1994 and is headquartered in Maynard, Massachusetts, USA. Monster has 26 local language and content sites in 24 countries worldwide. Monster is known for connecting quality job seekers at all levels with leading employers across all industries and offers employers innovative technology and superior services that give them more control over the recruiting process. More information is available at www.monster.com or by calling 1-800-MONSTER. To learn more about Monster’s industry-leading employer products and services, please visit http://recruiter.monster.com

Special Note: Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the statements made in this release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve certain risks and uncertainties, including statements regarding Monster Worldwide, Inc.’s strategic direction, prospects and future results. Certain factors, including factors outside of Monster Worldwide’s control, may cause actual results to differ materially from those contained in the forward- looking statements, including economic and other conditions in the markets in which Monster Worldwide operates, risks associated with acquisitions, competition, seasonality and the other risks discussed in Monster Worldwide’s Form 10-K and other filings made with the Securities and Exchange Commission, which discussions are incorporated in this release by reference.

CONTACT:

Monster Worldwide
David Rosa, 212-351-7067
david.rosa@monsterworldwide.com
or
Weber Shandwick Worldwide
Christian Harper, 212-445-8135
charper@webershandwick.com

Investors:

Robert Jones, 212-351-7032

bob.jones@monsterworldwide.com